Exhibit 99.1

From:   EnviroStar, Inc.
290 NE 68 Street
Miami, FL  33138
Michael Steiner  (305) 754-4551
Venerando Indelicato  (813) 814-0722

EnviroStar, Inc. Announces Year End Results

Company Reports Record Earnings

Miami, FL – September 19, 2014 – EnviroStar, Inc. (NYSE MKT:EVI) today reported  revenues and earnings for the year ended June 30, 2014.

Revenues for fiscal 2014 were $33,833,418, a decrease of 6.6% over last year’s revenues of $36,226,584.  Net earnings increased by .8% to $1,620,304, or $.23 per share, a new record for the Company, compared to $1,607,238, or $.23 per share in fiscal 2013.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “We are pleased to report another year of record earnings despite a slight decrease in revenues. Fiscal 2015 seems promising as we enter the year with a solid backlog and a new effort to increase market share in coin laundry equipment sales.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning these factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc.

	EnviroStar, Inc.	(NYSE MKT: EVI)

	Year ended June 30,
	2014	2013

Revenues	$33,833,418	$36,226,584

Earnings before income taxes	2,604,725	2,586,614
Provision for income taxes	984,421	979,376

Net earnings	$1,620,304	$1,607,238

Basic and diluted earnings per share	$0.23	$0.23

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732